Exhibit 99.1

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DAVID KENNY NAMED NIELSEN CEO

NEW YORK, USA—November 20, 2018 – The Board of Directors of Nielsen Holdings plc (NYSE: NLSN) today announced that David Kenny will join the company as Chief Executive Officer effective December 3, 2018. David will also join Nielsen’s Board of Directors. David joins Nielsen from IBM, where he led IBM’s Cognitive Solutions business.

“The Board is delighted to announce David’s appointment,” said James Attwood, Executive Chairman of Nielsen. “His decades of experience in Big Data, artificial intelligence, cloud technologies, and media make him perfectly suited to lead Nielsen at this critical time. Having spent a substantial portion of his career working in the advertising world, he has a deep and holistic understanding of advertisers and how best to serve them, and he has a proven track record of implementing growth strategies, overseeing strategic transactions and creating value for stakeholders. His multi-disciplinary background and history of success make him a great fit for this position. The Board looks forward to David’s participation in the ongoing strategic review as we work to enhance shareholder value.”

“Nielsen is uniquely placed at the intersection of marketing data and technology. In today’s era of fast moving, ever changing consumers and markets, it is this combination that drives businesses forward,” explained Kenny. “I’m thrilled to join this industry-leading company at this point in time, when so much is possible.”

Most recently, Kenny served as Senior Vice President of Cognitive Solutions at IBM, where he led IBM’s AI platform and portfolio. He was also responsible for developing IBM Watson and their cloud platform. Previously, Kenny was Chairman and Chief Executive of The Weather Company, joining IBM after their acquisition of The Weather Company’s Product and Technology Business. He previously was President of cloud service provider Akamai and served as Co-Managing Partner at Publicis’ VivaKi. He also co-founded and served as Chairman and CEO of digital marketing agency Digitas continuing to lead the company after overseeing its sale to Publicis Groupe. Prior to Digitas, he was a Partner at Bain & Company.

Kenny succeeds Mitch Barns who, as previously announced, is retiring from the company on December 31 after 22 years. The Board thanks him for his dedicated service and leadership.

Kenny serves on the Board of Directors of Best Buy and Teach for America. He holds an MBA from Harvard Business School and a bachelor’s degree from the GM Institute (now Kettering University).

Strategic Review

The Board of Directors is continuing with its previously announced strategic review, led by James Attwood, Executive Chairman of the Board. This includes a broad review of strategic alternatives for the entire company and its businesses. The strategic review could result in a broad range of alternatives, including continuing to operate as a public, independent company; a separation of either Nielsen’s Watch or Buy segments; or a sale of the entire company. The Board of Directors continues to work expeditiously with our team of expert outside advisors, including JP Morgan Securities LLC, Guggenheim Securities LLC, and Wachtell, Lipton, Rosen & Katz and will provide further updates as appropriate.

The language included in the Form 8-K that has been filed in connection with this announcement follows below.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what’s happening now, what’s happening next, and how to best act on this knowledge. For more than 90 years Nielsen has provided data and analytics based on scientific rigor and innovation, continually developing new ways to answer the most important questions facing the media, advertising, retail and fast-moving consumer goods industries. An S&P 500 company, Nielsen has operations in over 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.

Item 5.02	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers

On November 16, 2018, Nielsen Holdings plc (the “Company”) appointed David Kenny as Chief Executive Officer of the Company, effective December 3, 2018, at which time Mr. Kenny will also become a member of the Board of Directors of the Company (the “Board”). Mr. Kenny and the Company entered into a letter agreement (the “Letter Agreement”), dated November 16, 2018, setting forth the key terms of Mr. Kenny’s employment with the Company.

Mr. Kenny, age 57, has most recently served as Senior Vice President of Cognitive Solutions at IBM. Previously, Mr. Kenny served as Chairman and Chief Executive of The Weather Company, joining IBM after its acquisition of The Weather Company’s Product and Technology Business. Prior to The Weather Company, Mr. Kenny was President of Akamai, the cloud service provider, and the co-founder, Chairman and CEO of the digital marketing agency Digitas, which was a Nasdaq listed company before its sale to Publicis Groupe in 2007. Mr. Kenny began his career as a consultant at Bain & Company, where he rose to the Partner level.

Mr. Kenny serves on the Board of Directors of Best Buy Co., Inc. and Teach for America. He holds an MBA from Harvard Business School and a bachelor’s degree from the GM Institute (now Kettering University).

The Company also announced that Mitch Barns will step down from the Board and as Chief Executive Officer of the Company on December 3, 2018. Mr. Barns will remain at the Company until December 31, 2018 to assist Mr. Kenny’s transition.

The table below describes key terms of the Letter Agreement. The “make-whole” awards described below replace awards of equivalent current value that Mr. Kenny forfeited upon leaving IBM to join the Company. The Performance Option, the Cliff Vesting RSUs and the Premium Option awards described below are awards that the Company agreed to make to Mr. Kenny in order to attract and retain an executive of his unique caliber and experience.

Position	Chief Executive Officer and Member of the Board

Base Salary	$1,300,000

Annual Bonus Target	$1,925,000

Equity Awards

Make-Whole Restricted Stock Units (“RSUs”)	487,505 Company RSUs (“Make Whole RSUs”) vesting in three equal annual installments on December 31, 2019, 2020, and 2021, subject to continued employment through the applicable vesting date.

Performance Stock Option

Option to purchase 367,031 shares of Company common stock (“Performance Option”), with a seven-year term and an exercise price equal to the closing price of Company common stock on the first day of Mr. Kenny’s employment with the Company, vesting ratably on December 3, 2019, 2020 and 2021, subject to (1) continued employment through the applicable vesting date, and (2) the shares of Company common stock having a closing market price of at least $32.24 for at least twenty-one consecutive trading days prior to December 31, 2021 (“PSO Performance Goal”).

Cliff Vesting RSUs	54,285 RSUs (“Cliff Vesting RSUs”) cliff vesting on December 3, 2021, subject to continued employment through the vesting date.

Premium Priced Stock Option

Option to purchase 750,000 shares of Company common stock (“Premium Option”), with a seven-year term and a $40 per share exercise price, vesting ratably on December 3, 2019, 2020 and 2021, subject to continued employment through the applicable vesting date.

2019 Long-Term Incentive Awards

Subject to approval by the Compensation Committee of the Board (the “Committee”) and Mr. Kenny’s continued employment through the applicable grant date, in February, 2019, the Committee will grant to Mr. Kenny:

•  a number of performance restricted stock units equal to the quotient obtained by dividing $4,200,000 by the closing price of Company common stock on the date of grant (“2019 PRSUs”); the 2019 PRSUs will be earned based on Nielsen achieving approved cumulative financial performance targets over the three-year period commencing January 1, 2019 provided Mr. Kenny is an active employee on the vesting date; and

•  a number of Nielsen restricted stock units equal to the quotient obtained by dividing $2,800,000 by the closing price of Company common stock on the date of grant (“2019 RSUs”); the 2019 RSUs will vest in 4 equal annual installments commencing on the first anniversary of the grant date provided Mr. Kenny is an active employee on the vesting date.

Equity Award Treatment Upon a Qualifying Termination of Employment

The applicable award agreements will provide that in the event of a termination without Cause or for Good Reason (a “Qualifying Termination”):

•  The Make Whole RSUs will vest in full.

•  For each of the Cliff Vesting RSUs, the Premium Option and the 2019 RSUs, the Applicable Portion of the award will vest and Mr. Kenny will forfeit the remaining unvested portion of the award. For purposes of this bullet, “Applicable Portion” means a number of RSUs or options (as applicable) equal to (1) the total number of RSUs or options (as applicable) scheduled to vest on the vesting date next following the date of the Qualifying Termination, multiplied by (2) a fraction, the numerator of which is the total number of days from the most recent vesting date preceding the date of the Qualifying Termination (or if there is no such date, the award grant date) through the date of the Qualifying Termination and the denominator of which is the total number of days from the most recent vesting date preceding the date of the Qualifying Termination (or if there is no such date, the award grant date) through the vesting date next following the date of the Qualifying Termination.

•  For the Performance Option:

○   If the PSO Performance Goal has been met prior to the date of the Qualifying Termination, the Applicable Portion shall vest and Mr. Kenny will forfeit the remaining unvested portion of the award.

○    If the PSO Performance Goal has not been met prior to the date of the Qualifying Termination, the Applicable Portion will remain outstanding and eligible to vest until the third anniversary of the Performance Option grant date and (1) if it becomes vested, will remain exercisable until December 3, 2025 and thereafter will be forfeited, and (2) if it does not vest prior to the third anniversary of the Performance Option grant date, will be forfeited.

For purposes of this bullet, “Applicable Portion” means:

○   If the PSO Performance Goal has been met prior to the date of the Qualifying Termination, a number of shares equal to (1) the total number of shares scheduled to vest on the vesting date next following the date of the Qualifying Termination, multiplied by (2) a fraction, the numerator of which is the total number of days from the most recent vesting date preceding the date of the Qualifying Termination (or if there is no such date, the award grant date) through the date of the Qualifying Termination and the denominator of which is the total number of days from the most recent vesting date preceding the date of the Qualifying Termination (or if there is no such date, the award grant date) through the vesting date next following the date of the Qualifying Termination.

○    If the Performance Goal has not been met prior to the date of the Qualifying Termination, a number of shares equal to (1) the total number shares scheduled to vest on the vesting date next following the date of the Qualifying Termination and on any vesting date prior thereto multiplied by (2) a fraction, the numerator of which is the total number of days from the option grant date through the date of the Qualifying Termination and the denominator of which is the total number of days from the option grant date through the vesting date next following the date of the Qualifying Termination.

•  The 2019 PRSUs will pay out on the normally scheduled payout date based on the final performance assessment approved by the Board, pro-rated to reflect Mr. Kenny’s length of service in the performance period.

Equity Award Treatment Upon a Change in Control	In the event of a change in control of the Company, treatment of Mr. Kenny’s Company equity awards will be governed by Section 10 of the Amended and Restated Nielsen 2010 Stock Incentive Plan.

Make Whole Cash Retention Award	$2,500,000 payable in February, 2019 to compensate Mr. Kenny for the loss of a cash retention award from IBM, subject to continued employment through the applicable payment date.

Make Whole Annual Incentive Payment

$1,500,000 payable promptly following Mr. Kenny’s start date to compensate Mr. Kenny for the loss of the 2018 annual incentive payout from IBM. If Mr. Kenny resigns voluntarily without Good Reason or is terminated for Cause within one year of receiving the payment, Mr. Kenny must repay the amount in full.

Severance Policy for Section 16 Officers (“Severance Policy”)

Mr. Kenny will participate in the Nielsen Holdings plc Severance Policy for Section 16 Officers and United-States-Based Senior Executives. Under the Severance Policy, upon a termination of employment without Cause or for Good Reason, and subject to execution of a separation agreement including customary restrictive covenants and a release of claims, Mr. Kenny is entitled to:

•  cash severance equal to two times the sum of his (1) annual base salary and (2) the average of the annual incentive payments paid to him in the three years preceding the year in which his employment termination occurs;

•  a bonus in respect of the year in which the employment termination occurs for the portion of the year that he is employed by the Company, based on actual performance, and payable at the same time that the Company pays bonuses to other executives of the Company; and

•  reimbursement during the twenty-four months following his employment termination for the portion of COBRA premiums in excess of the amounts that he paid while employed by the Company; and

•  outplacement assistance and support services for one year.

Definitions of Cause and Good Reason

For purposes of the Letter Agreement and Mr. Kenny’s rights upon a Qualifying Termination, Good Reason and Cause shall have the meanings ascribed to such terms in the Severance Policy, except that Good Reason shall also include the following items:

•  A reduction in Annual Incentive Target, other than as a result of a general reduction applicable to all named executive officers;

•  The Company’s failure to nominate Mr. Kenny for election or re-election to the Board, other than as a result of Mr. Kenny’s prior termination of employment due to death or disability, for Cause or voluntarily without Good Reason; and

•  A requirement that Mr. Kenny move his primary residence from Massachusetts.

The Make Whole Award, the Performance Option, the Cliff Vesting RSUs and the Premium Option will be granted outside of the Amended and Restated Nielsen 2010 Stock Incentive Plan pursuant to New York Stock Exchange Listing Rule 303A.08.